EXHIBIT 10.46

EXECUTION COPY

AMENDMENT NO. 2 TO THE CONTRIBUTION AGREEMENT

THIS AMENDMENT NO. 2 TO THE CONTRIBUTION AGREEMENT, made this 28th day of June, 2010 (this “Amendment”), is made by and among Simon Property Group, Inc., a Delaware corporation (“Parent REIT”), Simon Property Group, L.P., a Delaware limited partnership (“Parent OP”), Marco Capital Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP (“Parent Sub,” and together with Parent REIT and Parent OP, the “Parent Parties”), Lightstone Prime, LLC, a Delaware limited liability company (“Lightstone Prime”) (solely in its capacity as the Representative), and Prime Outlets Acquisition Company LLC, a Delaware limited liability company (the “Company”).  Except as expressly set forth in this Amendment, all capitalized terms used herein shall have the meanings ascribed to them in the Contribution Agreement.

WITNESSETH:

WHEREAS, the parties hereto and certain of their affiliates have entered into that certain Contribution Agreement, dated as of December 8, 2009, and the parties hereto have entered into Amendment No. 1 thereto dated as of May 13, 2010 (such Contribution Agreement, including Amendment No. 1 thereto, as further amended from time to time, the “Contribution Agreement”);

WHEREAS, the parties to the Contribution Agreement wish that, following consummation of the transactions contemplated by the Contribution Agreement, (i) LVP OP shall continue to own the St. Augustine Land and all of the outstanding membership interests of St. Augustine, (ii) Lightstone Prime, LVP OP and Pro-DFJV shall own all of the ownership interests of Livermore Valley Holdings LLC, a Delaware limited liability company, (iii) Lightstone Prime, LVP OP and Pro-DFJV shall own all of the ownership interests of Prime Development Management Services Inc., a Maryland corporation, and (iv) Lightstone Prime, LVP OP and Pro-DFJV shall own all of the ownership interests of Grand Prairie Holdings LLC, a Delaware limited liability company;

WHEREAS, in accordance with Section 9.3 of the Contribution Agreement, which provides that, among other things, the Contribution Agreement may be amended or modified by a written agreement executed and delivered by duly authorized officers of Parent REIT, Parent OP, Parent Sub, the Company and the Representative, the parties hereto desire to enter into this Amendment to amend the Contribution Agreement; and

WHEREAS, pursuant to Section 11.1 of the Contribution Agreement, the Representative is authorized to execute this Amendment on behalf of the Contributors, which Amendment will thereupon be binding upon the Contributors.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.           Definitions.

(a)         The following definitions in Section 1.1 of the Contribution Agreement are hereby amended and restated in their entirety to read as set forth below:

“Aggregate Consideration Value” means (i) the Enterprise Value, increased by (ii) the Net Working Capital Adjustment (if a positive number), decreased by (iii) the absolute value of the Net Working Capital Adjustment (if a negative number), decreased by (iv) the amount of Closing Date Funded Indebtedness, decreased by (v) the Company Transaction Expenses, decreased by (vi) the Minority Cash Amount  For the avoidance of doubt, no item (or element thereof) shall be included more than once in any of the foregoing clauses in the calculation of the Aggregate Consideration Value.  For illustrative purposes, attached as Schedule 1.1(A) is a hypothetical calculation of the Aggregate Consideration Value.

“Contemplated Transactions” means the Contributions and the other transactions contemplated by this Agreement and the other Transaction Documents (but not including any of the Entity Distributions).

“Enterprise Value” means two billion, one hundred forty eight million dollars ($2,148,000,000) (equal to (i) two billion, one hundred eighty seven million dollars ($2,187,000,000) (the Enterprise Value in Amendment No. 1 to the Contribution Agreement) minus (ii) thirty nine million dollars ($39,000,000) (the agreed upon aggregate reduction to the Enterprise Value as a result of the entrance into the transactions contemplated by Amendment No. 2)).

“Estimated Aggregate Consideration Value” means a good faith estimate of the Aggregate Consideration Value prepared by the Company.  In connection with determining the Estimated Aggregate Consideration Value, the Company (a) shall use the actual Enterprise Value and the actual Minority Cash Amount and (b) shall estimate the amount of (i) the Net Working Capital Adjustment, (ii) Closing Date Funded Indebtedness, and (iii) Company Transaction Expenses.

“Group Companies” means, collectively, the Company, Ewell, Mill Run and each of their respective Subsidiaries (but excluding Livermore, Prime Development, Grand Prairie and each of their respective Subsidiaries).

“Other Group Companies” means Ewell and Mill Run.

“St. Augustine Land” means the parcel of unimproved land described on Annex C (with all structures, improvements and fixtures located thereon and all rights of way, other rights, privileges, licenses, easements and appurtenances belonging or appertaining thereto).

“Transaction Documents” means this Agreement, Amendment No. 1, Amendment No. 2, the New Company Agreement, the LP Purchase Agreement, the Tax Matters Agreements, the Escrow Agreement and the Mill Run Letter Agreement.

“Working Capital Escrow Amount” means four million, six hundred nineteen thousand, three hundred fifty five dollars ($4,619,355) (equal to the product of (i) $4,703,226 and (ii) a fraction, the numerator of which is the Enterprise Value, as set forth in Amendment No. 2, and the denominator of which is $2,187,000,000).

(b)         Section 1.1 of the Contribution Agreement is hereby amended by adding the following defined terms:

“Amendment No. 2” means the Amendment No. 2 to this Agreement, dated as of June 28, 2010, by and among the Parent Parties, Lightstone Prime and the Company.

“Entity Distributions” has the meaning set forth in Section 2.7.

“Excluded Grand Prairie Guarantee Liabilities” means any Loss, as such term is defined in Section 10.2(a), incurred by Parent OP or its Affiliates (including the Group Companies) after the Closing as a result of the exercise by the beneficiaries of the Grand Prairie Guarantee of any rights thereunder.

“Excluded Liabilities” means any Loss, as such term is defined in Section 10.2(a), incurred by Parent OP or its Affiliates (including the Group Companies) after the Closing as a result of (i) the conduct of business by Grand Prairie, Livermore, Prime Development or any of their respective Subsidiaries prior to Closing, including construction, development and leasing activities and any debt obligations, guarantees of debt or completion of construction guarantees of Grand Prairie, Livermore, Prime Development or any of their respective Subsidiaries; or (ii) the ownership by Grand Prairie, Livermore, Prime Development or any of their respective Subsidiaries as of Closing of any real property; provided, that “Excluded Liabilities” shall not include (i) any Loss incurred by Parent OP or its Affiliates (including the Group Companies) to the extent arising as a result of any of the Entity Distributions or (ii) any Excluded Grand Prairie Guarantee Liabilities.

“Grand Prairie” means Grand Prairie Holdings LLC, a Delaware limited liability company.

“Grand Prairie Distribution” has the meaning set forth in Section 2.7.

“Grand Prairie Guarantee” means the Continuing Guaranty, dated August 13, 2008, by the Company, as guarantor, in favor of Amegy Bank National Association, as lender.

“Livermore” means Livermore Valley Holdings LLC, a Delaware limited liability company.

“Livermore Distribution” has the meaning set forth in Section 2.7.

“Prime Development” means Prime Development Management Services Inc., a Maryland corporation.

“Prime Development Distribution” has the meaning set forth in Section 2.7.

(c)         The definitions “GPT Promissory Note,” “GPT Sale Agreement,” “St. Augustine Cash Amount” and “St. Augustine Interests” in Section 1.1 of the Contribution Agreement are hereby deleted in their entirety.

2.           Amendment to the Recitals.

(a)         The third recital in the Contribution Agreement, which currently reads as follows: “WHEREAS, LVP OP owns all of the outstanding membership interests of St. Augustine (the “St. Augustine Interests”) and a related parcel of unimproved land described on Annex C (with all structures, improvements and fixtures located thereon and all rights of way, other rights, privileges, licenses, easements and appurtenances belonging or appertaining thereto, the “St. Augustine Land”);” is hereby deleted in its entirety.

(b)         The sixth recital in the Contribution Agreement, which currently reads as follows: “WHEREAS, LVP OP has agreed to enter into this Agreement to, subject to the terms and conditions hereof, sell all of the St. Augustine Interests and the St. Augustine Land to Parent Sub; and” is hereby deleted in its entirety.

3.           Amendment to Section 2.2.  Section 2.2 of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“The closing of the Contributions (the “Closing”) shall take place at 9:00 a.m., New York time, on the fifth (5th) Business Day after satisfaction (or valid waiver) of the conditions set forth in Article 8 (other than any conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing in accordance with this Agreement) (the “Closing Date”), at the offices of Paul Weiss, 1285 Avenue of the Americas, New York, New York 10019-6064, unless another time, date or place is agreed to in writing by Parent OP and the Representative; provided that if on the fifth (5th) Business Day after satisfaction (or valid waiver) of the conditions set forth in Article 8, a Known Claim shall have been submitted to the Claim Arbitrator and the Claim Arbitrator shall not have determined the aggregate value of such claim in accordance with Section 2.3(f)(iii), the Closing Date shall be extended until five (5) Business Days after the Known Claim value shall have been determined by the Claim Arbitrator.

4.           Amendment to Section 2.3(b).  The following sentence is hereby added to the end of Section 2.3(b):

“For the avoidance of doubt, each of (i) the assets, liabilities and financial condition, including working capital and debt, of Livermore, Prime Development, Grand Prairie, St. Augustine, the St. Augustine Land and any Subsidiaries of Livermore, Prime Development, Grand Prairie and St. Augustine and (ii) the assets and liabilities of any Group Company related to or arising with respect to Livermore, Prime Development, Grand Prairie, St. Augustine, the St. Augustine Land, any Subsidiaries of Livermore, Prime Development, Grand Prairie or St. Augustine, the Grand Prairie Guarantee or any of the Entity Distributions, shall be excluded from the calculation of the Aggregate Consideration Value and the Estimated Aggregate Consideration Value and any component thereof, including the calculation of Net Working Capital, Net Working Capital Adjustment, and Funded Indebtedness.”

5.           Amendment to Section 2.7.  Section 2.7 of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2.7        Distribution of Ownership Interests in Livermore, Prime Development and Grand Prairie.

Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing, (a) the Company shall cause Prime Retail L.P. to distribute to the Company all of the ownership interests owned by Prime Retail L.P. in Livermore and the Company shall thereupon distribute pro rata to its members all such ownership interests in Livermore (the “Livermore Distribution”), (b) the Company shall distribute pro rata to its members all of the ownership interests owned by the Company in Prime Development (the “Prime Development Distribution”) and (c) the Company shall cause Prime Retail L.P. to distribute to the Company all of the ownership interests owned by Prime Retail L.P. in Grand Prairie and the Company shall thereupon distribute pro rata to its members all such ownership interests in Grand Prairie (the “Grand Prairie Distribution” and together with the Livermore Distribution and the Prime Development Distribution, the “Entity Distributions”), so that following the Closing, none of the Parent Parties and their Affiliates (including the Group Companies) shall have any direct or indirect ownership interest in Livermore, Prime Development or Grand Prairie.  The amount of any sales, use, transfer, conveyance, recordation and filing fees, Taxes and assessments, including fees in connection with the recordation of instruments related to the Entity Distributions and other similar transaction Taxes however designated (but not including income, franchise or gains Taxes), that are properly levied by any Taxing Authority and are required by Law, applicable to, imposed upon or arising out of the distribution of the ownership interests as contemplated by this Section 2.7 shall be shared one-half by the Parent Parties and one-half by Lightstone Prime, LVP OP and Pro-DFJV.”

6.           Amendment to Article III.  All references to “(including the St. Augustine Land)” are hereby deleted in their entirety from Article III of the Contribution Agreement.

7.           Amendment to Section 3.16(b).  Section 3.16(b) of the Contribution Agreement is hereby be amended and restated in its entirety to read as follows:

“(b)        Except as listed in Schedule 3.16(b), each Group Company (i) owns fee simple title to each of the real properties (or the applicable portion thereof) described on Schedule 3.16(b) as being owned in fee by such Group Company and (ii) has a valid leasehold interest in each of the real properties (or the applicable portion thereof) described on Schedule 3.16(b) as being ground leased by such Group Company pursuant to those certain ground leases (together with any amendments thereto, collectively, the “Company Ground Leases”) described on Schedule 3.16(b) (all such owned and leased real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property are referred to herein as collectively, the “Owned Real Properties,”).  The interests of the Group Companies in the Owned Real Properties are good, marketable and insurable and the same are owned free and clear of all Liens except for Permitted Liens.”

8.           Amendment to Section 3.16(w).  Section 3.16(w) of the Contribution Agreement is hereby deleted in its entirety.

9.           Amendment to Section 3.21.  The following paragraph is hereby added at the end of Section 3.21 of the Contribution Agreement:

“Except as set forth in Section 3.23, notwithstanding anything to the contrary in this Agreement, the Company makes no representations or warranties, express or implied, with respect to St. Augustine, Livermore, Prime Development, Grand Prairie, any of their respective Subsidiaries, the St. Augustine Land, any of St. Augustine’s, Livermore’s, Prime Development’s, Grand Prairie’s or their respective Subsidiaries’ respective businesses, assets or liabilities or any of the Entity Distributions, to Parent REIT, Parent OP or Parent Sub and hereby disclaims all liability and responsibility for any such representation or warranty made, communicated, or furnished to Parent REIT, Parent OP or Parent Sub.”

10.         New Section 3.23.  The following new Section 3.23 is hereby added to the Contribution Agreement:

“The Company hereby represents and warrants to Parent OP that the entry into Amendment No. 2 does not and will not, except as set forth in the Company Schedules, including Schedule 3.23, and assuming the receipt of the Required Consents and repayment of the Floating Rate Debt at Closing,  (i) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require any notice or consent under any of the terms, conditions or provisions of any Contract to which any Group Company is a party or by which it or any of their respective properties is bound or affected, (ii) conflict with or violate any Law or Order applicable to any Group Company or any of their respective properties or assets or (iii) except as expressly contemplated by this Agreement and the other Transaction Documents, result in the creation of any Lien upon any of the assets of any Group Company, the Company Membership Interests or any membership or other equity interest of any Group Company; provided, that no representation or warranty is being made in this Section 3.23 with respect to any of the Entity Distributions or any antitrust or competition Laws (or any Orders or Contracts related thereto) that may be applicable to the Contemplated Transactions or any of the Entity Distributions.  The Company also hereby represents and warrants to Parent OP that the assets of Prime Development are related solely to the operation of Livermore and its Subsidiaries and to no other Subsidiaries of Prime Retail L.P. or the Company.”

11.         Amendment to Section 4.8.  The following is hereby added at the end of Section 4.8 of the Contribution Agreement:

“Except as set forth in Section 4.10, notwithstanding anything to the contrary in this Agreement, the Contributors make no representations or warranties, express or implied, with respect to St. Augustine, Livermore, Prime Development, Grand Prairie, any of their respective Subsidiaries, the St. Augustine Land, any of St. Augustine’s, Livermore’s, Prime Development’s, Grand Prairie’s or their respective Subsidiaries’ respective businesses, assets or liabilities or any of the Entity Distributions, to Parent REIT, Parent OP or Parent Sub and hereby disclaim all liability and responsibility for any such representation or warranty made, communicated, or furnished to Parent REIT, Parent OP or Parent Sub.”

12.         New Section 4.10.  The following new Section 4.10 is hereby added to the Contribution Agreement:

“Each Contributor hereby, severally, and not jointly or jointly and severally, represents and warrants to Parent OP that the entry into Amendment No. 2 does not and will not, except as set forth in Schedule 3.23, (i) conflict with or result in any breach of any provision of such Contributor’s Governing Documents, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation of any material agreement to which such Contributor is a party, or (iii) violate any Law or Order applicable to such Contributor, except in the case of clauses (ii) and (iii) above, for violations which would not prevent or materially impair or delay the ability of such Contributor to perform its respective obligations under this Agreement and provided, that no representation or warranty is being made in this Section 4.10 with respect to any of the Entity Distributions or any antitrust or competition Laws (or any Orders or Contracts related thereto) that may be applicable to the Contemplated Transactions or any of the Entity Distributions.”

13.         Amendment to Section 5.11.  The following is hereby added at the end of Section 5.11 of the Contribution Agreement:

“Except as set forth in Section 3.23 and Section 4.10, each of Parent REIT, Parent OP and Parent Sub hereby acknowledges and agrees that, (i) neither the Company nor any of the Contributors makes any representations or warranties, express or implied, with respect to St. Augustine, Livermore, Prime Development, Grand Prairie, any of their respective Subsidiaries, the St. Augustine Land, any of St. Augustine’s, Livermore’s, Prime Development’s, Grand Prairie’s or their respective Subsidiaries’ respective businesses, assets or liabilities or any of the Entity Distributions and (ii) no representation, warranty or covenant of the Company or any Contributor in this Agreement or any other Transaction Document shall be deemed breached as a result of the execution, delivery and performance of Amendment No. 2, or the consummation of any of the Entity Distributions or transactions related thereto.  In furtherance of the foregoing, to the extent any representation, warranty or covenant (other than Section 2.7) of the Company (including in Section 3.4(a) and Section 3.4(b)) or any Contributor in any Transaction Document may apply to or otherwise include, by reference to a schedule or otherwise, any information or obligation regarding St. Augustine, Livermore, Prime Development, Grand Prairie, any of their respective Subsidiaries, the St. Augustine Land, any of St. Augustine’s, Livermore’s, Prime Development’s, Grand Prairie’s or their respective Subsidiaries’ respective businesses, assets or liabilities or any of the Entity Distributions, such representation, warranty or covenant shall be deemed modified to exclude any application thereof to St. Augustine, Livermore, Prime Development, Grand Prairie, any of their respective Subsidiaries, the St. Augustine Land, any of St. Augustine’s, Livermore’s, Prime Development’s, Grand Prairie’s or their respective Subsidiaries’ respective businesses, assets or liabilities and the Entity Distributions, and such representation, warranty or covenant, as so modified, shall not be deemed breached to the extent such exclusion of St. Augustine, Livermore, Prime Development, Grand Prairie, any of their respective Subsidiaries, the St. Augustine Land, any of St. Augustine’s, Livermore’s, Prime Development’s, Grand Prairie’s or their respective Subsidiaries’ respective businesses, assets or liabilities or any of the Entity Distributions would otherwise result in a breach thereof.”

14.         New Section 5.14.  The following new Section 5.14 is hereby added to the Contribution Agreement:

“Parent REIT, Parent OP and Parent Sub hereby jointly and severally represent and warrant to the Company and the Contributors that the entry into Amendment No. 2 does not and will not (i) conflict with or result in any breach of any provision of such Person’s Governing Documents, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation of any material agreement to which such Person is a party, or (iii) violate any Law or Order applicable to such Person, except in the case of clauses (ii) and (iii) above, for violations which would not prevent or materially impair or delay the ability of such Person to perform its respective obligations under this Agreement and provided, that no representation or warranty is being made with respect to any antitrust or competition Laws (or any Orders or Contracts related thereto) that may be applicable to the Contemplated Transactions.”

15.         New Section 6.17.  The following new Section 6.17 is hereby added to the Contribution Agreement:

“Section 6.17  Termination of Grand Prairie Guarantee

Subject to Section 6.4, the Company shall use its reasonable efforts to cause the Grand Prairie Guarantee to be terminated in full at the Closing without any further liability to the Company or any of the Parent Parties after the Closing.  If the Grand Prairie Guarantee is not terminated in full at the Closing, each of Lightstone Prime, LVP OP and Pro-DFJV shall, subject to Section 6.4, use its reasonable efforts to cause the Grand Prairie Guarantee to be terminated in full as soon as reasonably practicable after the Closing without any further liability to the Company or any of the Parent Parties.”

16.         Amendment to Section 8.2(e).

(a)         Clause (iii) of Section 8.2(e) of the Contribution Agreement is hereby amended and restated to read as follows:

“(iii)       evidence reasonably satisfactory to Parent REIT that the Entity Distributions described in Section 2.7 shall have been completed.”

(b)         Clause (v) of Section 8.2(e) of the Contribution Agreement is hereby amended and restated to read as follows:

“(v)        Intentionally Omitted.”

17.         Amendment to Section 10.2(a).  Section 10.2(a) is hereby amended and restated in its entirety as follows:

“(a)         Subject to the provisions of this Article 10 and the Escrow Agreement, from and after the Closing, Parent REIT, Parent OP and Parent OP’s Subsidiaries (including the Group Companies after the Closing) (each a “Parent Indemnitee”) shall be entitled, in accordance with the provisions of this Article 10 and the Escrow Agreement, to receive proceeds from the Escrow Account as indemnification in respect of any damages, losses, liabilities, costs, expenses or obligations of any kind (including, without limitation, reasonable attorneys’ fees and costs of investigation) (each a “Loss” and, collectively, “Losses”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of or relating to (i) any breach of any representation or warranty in Article 3 (other than Section 3.4(a)(i) and, to the extent related to the 2008 Unaudited Financial Statements, Section 3.4(b)) or in any certificate delivered by or on behalf of the Company pursuant hereto (without regard to any Company Material Adverse Effect or materiality qualifications contained in any Non-Excluded Representation and without regard to any knowledge qualifications), (ii) any breach of any covenant or agreement contained herein to be performed by the Company (including any failure of a Group Company to take or refrain from taking any action contemplated hereby) prior to the Closing (other than Section 6.11 and Section 6.13), (iii) the amount of any Severance, Employment and Shut-Down Costs incurred by Parent REIT, Parent OP, Parent Sub or any of their Affiliates (including any Group Company after the Closing) which are not paid prior to Closing or taken into account in connection with the calculation of the Estimated Aggregate Consideration Value and/or the Final Aggregate Consideration Value, (iv)(A) any claims against a Group Company by any member or other equity holder of any Group Company prior to the Closing arising from and relating to the Contemplated Transactions or the management, operation or conduct of the Group Companies at or prior to the Closing (collectively, “Minority Claims”) or (B) in the event the transactions contemplated by the LP Purchase Agreement shall not have been fully consummated in accordance with their terms at the Closing (other than as a result of a breach of such Agreement by the Parent Parties) (1) any out-of-pocket, costs or expenses (including reasonable attorneys fees) incurred by the Parent Parties to enforce the LP Purchase Agreement or to defend any claims made by the selling parties under the LP Purchase Agreement and (2) any additional amounts paid by the Parent Parties in excess of the purchase price specified in the LP Purchase Agreement (excluding, for the avoidance of doubt, any amendments thereto after the Closing) for the applicable securities not acquired at the Closing (including pursuant to any judgment or settlement); provided, that the additional costs or expenses incurred by the Parent Parties to acquire such securities shall be subject to the consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed), (v) the amount of any Pre-Signing Allowances and Commissions incurred by Parent REIT, Parent OP, Parent Sub or any of their Affiliates (including any Group Company after the Closing) which are not taken into account in connection with the calculation of the Estimated Aggregate Consideration Value and/or the Final Aggregate Consideration Value, (vi) any breach of any representation or warranty in Article 3 of the Barceloneta Contribution Agreement (without regard to any Barceloneta Material Adverse Effect or materiality qualifications contained in any Barceloneta Non-Excluded Representation and without regard to any knowledge qualifications), (vii) the amount of any Barceloneta Severance, Employment and Shut-Down Costs incurred by Parent REIT, Parent OP, Parent Sub or any of their Affiliates (including Barceloneta after the Barceloneta Closing) which are not paid prior to the Barceloneta Closing or taken into account in connection with the calculation of the Barceloneta Estimated Aggregate Consideration Value and/or the Barceloneta Final Aggregate Consideration Value, (viii) the amount of any Barceloneta Pre-December 8 Allowances and Commissions incurred by Parent REIT, Parent OP, Parent Sub or any of their Affiliates (including Barceloneta after the Barceloneta Closing) which are not taken into account in connection with the calculation of the Barceloneta Estimated Aggregate Consideration Value and/or the Barceloneta Final Aggregate Consideration Value and (ix) any Excluded Liabilities.  For the avoidance of any doubt, no Contributor, Barceloneta Contributor or LVP REIT shall assert any objection to the satisfaction of the indemnification obligations hereunder out of the Escrow Account solely by reason of that Person not having made any representation, warranty, covenant or agreement with respect to the matter giving rise to the Loss, to the extent another such Party, the Company or Barceloneta shall have made a representation, warranty, covenant or agreement with respect thereto in this Agreement or in the Barceloneta Contribution Agreement.”

18.         Amendment to Section 10.2(b).  Section 10.2(b) is hereby amended and restated in its entirety as follows:

“(b)        Subject to the provisions of this Article 10, from and after Closing, each Contributor and LVP REIT shall severally, and not jointly or jointly and severally, indemnify, defend and hold harmless, the Parent Indemnitees from and against any Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of or related to (i) any breach of any representation or warranty of such Contributor in Article 4 or, in the case of LVP REIT, Section 4.3(b), as of the Closing Date, as though such representation and warranty was made on the Closing Date, (ii) any breach of any covenant or agreement contained herein to be performed by such Contributor or, in the case of LVP REIT, Section 6.13, prior to the Closing, (iii) any breach of any covenant or agreement contained herein to be performed by such Contributor or, in the case of LVP REIT, Section 6.16 or Section 7.2(b), at or after the Closing, and (iv), in the case of Lightstone Prime, LVP OP and Pro-DFJV, any Excluded Grand Prairie Guarantee Liabilities.”

19.         Amendment to Section 10.2(f).  Section 10.2(f) is hereby amended and restated in its entirety as follows:

“(f) Subject to the provisions of this Article 10, the ability of any Parent Indemnitee to receive proceeds from the Escrow Account pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(a)(iii), Section 10.2(a)(iv), Section 10.2(a)(v) or Section 10.2(a)(ix) or indemnification pursuant to Section 10.2(b)(i) or Section 10.2(b)(ii) and the ability of any Member Indemnitee to receive indemnification pursuant to Section 10.2(d)(i) or Section 10.2(d)(ii) shall survive the Closing and shall terminate on the date that is the eighteen (18) month anniversary of the Closing Date (the “Survival Period Termination Date”), in each case except to the extent such Parent Indemnitee or Member Indemnitee, as applicable, shall have made, prior to the Survival Period Termination Date, a claim in accordance with the terms of this Article 10, in which case such claim, if then unresolved, shall not be extinguished at the Survival Period Termination Date and shall survive the Survival Period Termination Date until finally resolved in accordance with the provisions of this Article 10 and, if applicable, the Escrow Agreement; provided, that the right of a Parent Indemnitee to receive indemnification pursuant to Section 10.2(b)(i) with respect to a breach of the representations and warranties in Section 4.2 (Authority) and Section 4.4 (Title) shall survive indefinitely and the right of a Member Indemnitee to receive indemnification pursuant to Section 10.2(d)(i) with respect to a breach of the representations and warranties in Section 5.2 (Authority) shall survive indefinitely.  Subject to the provisions of this Article 10, the ability of any Parent Indemnitee to receive proceeds from the Escrow Account pursuant to Section 10.2(a)(vi), Section 10.2(a)(vii) or Section 10.2(a)(viii) or indemnification pursuant to Section 10.2(c)(i) and the ability of any Barceloneta Member Indemnitee to receive indemnification pursuant to Section 10.2(e)(i) shall survive the Closing and shall terminate on the date that is the eighteen (18)-month anniversary of the Barceloneta Closing Date (the “Barceloneta Survival Period Termination Date”), in each case except to the extent such Parent Indemnitee or Barceloneta Member Indemnitee, as applicable, shall have made, prior to the Barceloneta Survival Period Termination Date, a claim in accordance with the terms of this Article 10, in which case such claim, if then unresolved, shall not be extinguished at the Barceloneta Survival Period Termination Date and shall survive the Barceloneta Survival Period Termination Date until finally resolved in accordance with the provisions of this Article 10 and, if applicable, the Escrow Agreement; provided, that the right of a Parent Indemnitee to receive indemnification pursuant to Section 10.2(c)(i) with respect to a breach of the representations and warranties in Section 4.2 (Authority) of the Barceloneta Contribution Agreement and Section 4.4 (Title) of the Barceloneta Contribution Agreement shall survive indefinitely and the right of a Barceloneta Member Indemnitee to receive indemnification pursuant to Section 10.2(e)(i) with respect to a breach of the representations and warranties in Section 5.2 (Authority) of the Barceloneta Contribution Agreement shall survive indefinitely.  The right of a Parent Indemnitee to receive indemnification pursuant to Section 10.2(b)(iii), Section 10.2(b)(iv), or Section 10.2(c)(ii), a Member Indemnitee to receive indemnification pursuant to Section 10.2(d)(iii) or a Barceloneta Member Indemnitee to receive indemnification pursuant to Section 10.2(e)(ii) shall survive indefinitely.”

20.         Amendments to Company Schedules.  Notwithstanding anything to the contrary in the Contribution Agreement or any other Transaction Document, following the execution of this Amendment and prior to Closing, the Company shall have the right, by providing notice to Parent OP in accordance with the Contribution Agreement, to supplement or amend the Company Schedules if necessary or advisable to reflect any matter reasonably contemplated by this Amendment, which Company Schedules, if amended or supplemented, shall be effective for all purposes of the Contribution Agreement.

21.         No Other Amendments.  Except as otherwise expressly amended or modified hereby, all of the terms and conditions of the Contribution Agreement shall continue in full force and effect.  Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each similar reference in the Contribution Agreement shall refer to the Contribution Agreement as amended hereby.

22.         Entire Agreement; Assignment.

(a)         This Amendment, the Contribution Agreement (including Amendment No. 1 thereto), the Barceloneta Contribution Agreement and the other Transaction Documents contain the entire agreement of the parties hereto respecting the subject matter hereof and supersede all prior agreements among the parties hereto respecting the same.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Amendment, the Contribution Agreement (including Amendment No. 1 thereto), the Barceloneta Contribution Agreement and the other Transaction Documents and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Amendment, the Contribution Agreement (including Amendment No. 1 thereto), the Barceloneta Contribution Agreement or the other Transaction Documents.  Furthermore, the parties hereto each hereby acknowledges that this Amendment embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Amendment specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.  The sole and exclusive remedies for any breach of the terms and provisions of this Amendment, the Contribution Agreement (including Amendment No. 1 thereto), the Barceloneta Contribution Agreement or the other Transaction Documents (including any representations and warranties set forth herein, the Contribution Agreement (including Amendment No. 1 thereto), the Barceloneta Contribution Agreement or the other Transaction Documents, made in connection herewith, the Contribution Agreement (including Amendment No. 1 thereto), the Barceloneta Contribution Agreement or the other Transaction Documents or as an inducement to enter into this Amendment, the Contribution Agreement (including Amendment No. 1 thereto), the Barceloneta Contribution Agreement or the other Transaction Documents) or any claim or cause of action otherwise arising out of or related to the Contemplated Transactions shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of the Contribution Agreement (including Amendment No. 1 thereto), the Barceloneta Contribution Agreement or the other Transaction Documents); and each party hereto hereby agrees that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Amendment, the Contribution Agreement (including Amendment No. 1 thereto), the Barceloneta Contribution Agreement or the other Transaction Documents.  Notwithstanding the foregoing, claims by any Parent Party against any Contributor, to the extent arising from the Fraud of such Contributor, shall not be prohibited by this Section 22.

(b)         This Amendment may not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of Parent REIT, Parent OP, the Company and the Representative.  Any attempted assignment of this Amendment not in accordance with the terms of this Section 22 shall be void; provided, however, that so long as such assignment would not prevent or materially impair or delay the Closing of the Contemplated Transactions, Parent REIT, Parent OP or Parent Sub may assign this Amendment and any of their rights under this Amendment to one or more Affiliates of Parent REIT, Parent OP or Parent Sub; provided, that any such assignment shall not relieve Parent REIT, Parent OP or Parent Sub of any of their obligations hereunder.

23.         Governing Law.  This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), shall be governed by the internal laws of the State of Delaware as applicable to agreements made and to be performed entirely within the State of Delaware, without regard to conflict of law principles or rules.

24.         Fees and Expenses.  Except as otherwise expressly set forth in this Amendment, the Contribution Agreement or Annex E thereof, whether or not the Closing is consummated, all fees and expenses incurred in connection with this Amendment, the Contribution Agreement and the Contemplated Transactions, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses.

25.         Construction; Interpretation.  The term “this Amendment” means this Amendment together with all schedules, exhibits and annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.  No party, nor its respective counsel, shall be deemed the drafter of this Amendment for purposes of construing the provisions hereof, and all provisions of this Amendment shall be construed according to their fair meaning and not strictly for or against any party hereto.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Amendment as a whole, including, without limitation, the Schedules, exhibits and annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Amendment; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

26.         Exhibits, Annexes and Schedules.  All exhibits, annexes and Schedules, or documents expressly incorporated into this Amendment, are hereby incorporated into this Amendment and are hereby made a part hereof as if set out in full in this Amendment.  The specification of any dollar amount in this Amendment or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Amendment.

27.         Severability.  If any term or other provision of this Amendment is invalid, illegal or unenforceable, all other provisions of this Amendment shall remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions (as amended hereby) is not affected in any manner materially adverse to any party.

28.         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

29.         Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Amendment or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Amendment or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each party hereto hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties hereto may file a copy of this Amendment with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

30.         Jurisdiction and Venue.  Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding (whether in contract or tort) arising out of or relating to this Amendment, or the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), (ii) agrees that all such claims in respect of such action or proceeding shall be heard and determined in any such court and (iii) agrees not to bring any such action or proceeding in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other parties hereto with respect thereto.  Each of the parties hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 12.2 of the Contribution Agreement.  Nothing in this Section 30, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.  Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first written above.

SIMON PROPERTY GROUP, INC.

By:	/s/ David Simon
Name: David Simon
Title: Chairman of the Board and Chief Executive Officer

SIMON PROPERTY GROUP, L.P.
By:	Simon Property Group, Inc. a Delaware corporation
its General Partner

By:	/s/ David Simon
Name: David Simon
Title: Chairman of the Board and Chief Executive Officer

MARCO CAPITAL ACQUISITION, LLC

By:	/s/ Stephen E. Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer

PRIME OUTLETS ACQUISITION COMPANY LLC

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

LIGHTSTONE PRIME, LLC
Solely in its capacity as the Representative

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

Signature Page to Amendment No. 2 to the Contribution Agreement

Annex D
Applicable Percentage Interests

Percentage
Entity	Interest

Lightstone Prime LLC	39.828%
Pro-DFJV Holdings LLC	14.913
BRM, LLC	16.776
Lightstone Value Plus REIT LP	27.069
Lightstone Holdings	1.414

Total Percentage Interests	100.000%

Annex G
Escrow Unit Allocation Percentages

Percentage
Entity	Interest

Lightstone Prime LLC	44.086%
Pro-DFJV Holdings LLC	13.472
BRM, LLC	17.035
Lightstone Value Plus REIT LP	23.871
Lightstone Holdings	1.536

Total Percentage Interests	100.000%